Exhibit 99.1

Apollo Medical Holdings, Inc. Announces Affiliate’s Entry into Agreement to Acquire Jade Health Care Medical Group

ALHAMBRA, Calif., December 21, 2021 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, announced today that its affiliate, AP-AMH 2 Medical Corporation, has entered into a definitive agreement to acquire 100% of the fully diluted capitalization of Jade Health Care Medical Group (“Jade Health”), a primary and specialty care physicians’ group focused on providing high-quality care to its local communities. The Company anticipates closing this transaction by the end of the second quarter of 2022 and will fund the transaction from cash on hand.

Primarily serving patients in the San Francisco Bay Area in Northern California, Jade Health is a risk-bearing organization that has successfully provided culturally competent, linguistically appropriate, professional services to members in its local communities since 2016. Jade Health is committed to delivering high-quality, affordable healthcare to Medicaid, Medicare, and Commercial members through its over 350 primary and specialty care providers.

The transaction will add approximately 13,000 members, primarily located in the City and County of San Francisco and San Mateo County, to ApolloMed’s membership under capitated arrangements. In addition, Jade Health and its providers will onboard onto ApolloMed’s technology and operations MSO platform by the close of the transaction.

Brandon Sim, Co-Chief Executive Officer of ApolloMed, stated, “Following the acquisition of Access Primary Care Medical Group earlier this year, we are very excited to be expanding our presence in Northern California with the addition of Jade Health Care Medical Group to the ApolloMed family. We look forward to working closely with the Jade Health leadership team to further improve patient experiences and clinical outcomes, drive growth in their existing lines of business, particularly Medicare Advantage, and maintain their commitment to affordable, high-quality, culturally sensitive care for their patients and communities.”

Gustin Ho, M.D., Board Chairman of Jade Health, added, “We are pleased to begin this partnership with ApolloMed and are eager to onboard our providers onto their technology platform, which we believe will help to drive operational efficiencies and improved outcomes for our patients.”

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and a Next Generation Accountable Care Organization (NGACO). For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s possible acquisition of Jade Health and Jade Health’s growth, acquisition strategy, ability to deliver sustainable long-term value, operational focus, and strategic growth and expansion plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of ApolloMed’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in ApolloMed’s reports filed with the Securities and Exchange Commission, including, without limitation, the risk factors contained in ApolloMed’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations

(626) 943-6491

investors@apollomed.net

Carolyne Sohn, The Equity Group

(415) 568-2255

csohn@equityny.com